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                                                                   Exhibit 4.1C


                  THIRD AMENDMENT TO AND SUPPLEMENTAL INDENTURE


                  THIS THIRD AMENDMENT TO AND SUPPLEMENTAL INDENTURE ("Third Amendment") is made this 27th day of December, 2000, by and among Chattem, Inc., a Tennessee corporation (the "Company"), Signal Investment & Management Co., a Delaware corporation (the "Guarantor") and SouthTrust Bank (the "Trustee"), under the following circumstances:

                  A. The Company has issued its 12 3/4% Senior Subordinated Notes due 2004 in the original aggregate principal amount of $75,000,000 (herein the "Notes").

                  B. The Notes are secured by the Indenture dated August 3, 1994 among the Company, the Guarantor and the Trustee
("Indenture"), which was amended by Supplemental Indentures dated May 23, 1995 and March 24, 1998.

                  C. The Company and the Guarantor, having received the written approval of the holders of at least a majority in interest in principal amount of the Notes pursuant to Section 9.02 of the Indenture, and the Trustee desire to amend the Indenture as provided hereinafter.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Third Amendment, the parties agree:

                  1. Section 4.07 of the Indenture shall be deleted in its entirety and in lieu thereof shall be inserted the following:

                           Section 4.07. LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any Distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or Distributions payable in Equity Interests (other than Disqualified Stock of the Company or dividends or Distributions payable to the Company or, in the case of a Subsidiary, from such Subsidiary to any Wholly Owned Subsidiary of the Company that is a Guarantor); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any

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         Subsidiary or other Affiliate of the Company (other than any such
         Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Securities (other than the Securities or the 1998 Notes (as hereinafter defined) (including pursuant to the 1998 Notes Offer (as hereinafter defined)); (iv) redeem, repurchase or defease (including, without limitation, in substance or legal defeasance) or in any other manner acquire or retire for value by the Company or any Subsidiary of any Junior Debt or debt ranking pari passu with the Securities prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment; or (v) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above plus the net amount of Restricted Investment being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

                           (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                           (b)   the Company would, at the time of such
                  Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period immediately preceding such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

                           (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of this Indenture (including Restricted Payments permitted by clause (i) of the next succeeding paragraph), is less than the sum of (x) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the date of this Indenture to the

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                  end of the Company's most recently ended fiscal quarter
                  (or, if such Consolidated Net Income for such period is a deficit, minus, 100% of such deficit, plus (y) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or any security convertible or exchangeable for any such Equity Interests that has been so converted or exchanged (other than Equity Interests or other securities sold to a Subsidiary of the Company and other than Disqualified Stock).

                           The foregoing provisions shall not prohibit (i) up to an aggregate of $1.0 million of additional Restricted Payments since the Issuance Date; (ii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;
         (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company that is a Guarantor) of other Equity Interests of the Company (other than any Disqualified Stock) or (iv) the Company from redeeming Junior Debt with the proceeds from the issuance of Junior Debt, so long as such Junior Debt has a Weighted Average Life to Maturity greater than the remaining Weighted Average Life to Maturity to the Junior Debt so redeemed; provided, however, that except in the case of clause (ii), no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

                           Not later than 10 days prior to making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

                           For purposes of this Indenture, the "1998 Notes" means the Company's outstanding 8 7/8% Senior Subordinated Notes due 2008 which were originally

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         issued in 1998, and the "1998 Notes Offer" means the Company's offer to purchase for cash $75.3 million of the 1998 Notes, pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 11, 2000, as such offer to purchase may be amended by the Company.

                  2.       The amendment to the Indenture set forth in
Section 1 above shall not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 11, 2000.

                  3. Except as expressly set forth herein, this Third Amendment shall not supersede or otherwise modify the terms and conditions of the Indenture.

                          [Signature Page Follows]















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                  IN WITNESS WHEREOF, this Third Amendment to and Supplemental
Indenture has been executed by a duly authorized officer of the Company, the Guarantor and the Trustee.



Dated as of December 27, 2000.

ATTEST:                                     CHATTEM, INC.


By:                                         By:
   -----------------------------               --------------------------------
   Secretary                                   A. Alexander Taylor, II
                                               President



Dated as of December 27, 2000.


ATTEST:                                     SIGNAL INVESTMENT & MANAGEMENT
                                            CO., a Guarantor


By:                                         By:
   -----------------------------               --------------------------------
   Secretary                                   A. Alexander Taylor, II
                                               President



Dated as of December 27, 2000.


ATTEST:                                     SOUTHTRUST BANK


By:                                         By:
   -----------------------------               --------------------------------
                                               Name:  Judy Seier
                                               Title:  Vice President









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